Exhibit 5.4

Consent of Pieter I. Du Plessis

The undersigned hereby consents to (i) the references to, and the information derived from, the technical report entitled “Technical Report on the Roughrider Uranium Deposit Royalty, Saskatchewan” dated effective October 23, 2019, and (ii) the references, as applicable, to the undersigned’s name included in or incorporated by reference in the Registration Statement on Form F-10 being filed by Uranium Royalty Corp. with the United States Securities and Exchange Commission, and any amendments thereto.

/s/ Pieter I. Du Plessis
Pieter I. Du Plessis, P.Geo

Dated: June 4, 2021